Exhibit 10.19

Portions of this exhibit, indicated by the mark “[***],” have been redacted pursuant to a confidential treatment request.

DATED 4 August 2011

(1) SynBio LLC

(2) Lipoxen Plc

SUBSCRIPTION AGREEMENT

in respect of ordinary shares

in the capital of

Lipoxen plc

THIS AGREEMENT is made on 4 August 2011

BETWEEN:

(1) SynBio LLC, a limited liability company incorporated under the laws of the Russian Federation, Main State Registration Number 1117746126321, having its registered office at building 2, 55/1, Leninsky Prospekt, Moscow, Russian Federation (the “Subscriber”); and

(2) LIPOXEN PLC a company incorporated under the laws of England and Wales with Company number 03213174 whose registered office is at London Bioscience Innovation Centre, 2 Royal College Street, London NWl ONH, Great Britain (the “Issuer”).

RECITALS

(A) The Issuer is a public limited company incorporated under the laws of England and Wales. The Issuer’s Ordinary Shares are admitted to trading on AIM.

(B) The Issuer, Lipoxen Technologies Ltd and the Subscriber are to be participants in a project, pursuant to the terms of a co-development agreement to be entered into between such parties (the “Project”).

(C) In connection with the Project, the Subscriber wishes to invest in the Issuer.

(D) Accordingly, the Subscriber has agreed to subscribe, and the Issuer has agreed to issue and allot to the Subscriber, 110,800,000 new Ordinary Shares subject to the conditions and on the terms of this Agreement.

(E) The Parties intend that all the actions in relation to the signing of this Agreement and the issue of shares to the Subscriber referred to in Recital (D) above will take place in London.

(F) Completion of this Agreement is conditional upon certain events, including, inter alia, approval of certain resolutions at a general meeting of the Issuer’s shareholders.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1 In this Agreement including in the Recitals and Schedules hereto, the following words and expressions shall have the following meanings:

“Accounting Date” means 31 December 2010;

“Admission” means the admission of the Subscription Shares to trading on AIM becoming effective in accordance with paragraph 6 of the AIM Rules, and references to the Subscription Shares being

“Admitted” shall be construed accordingly;

“Agreement” means this agreement as the same may be amended by the Parties hereto in accordance with the provisions hereof;

“Announcement” means the RNS announcement in relation to information set out in the Circular in the agreed form;

“AIM” means the market of that name operated by the London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange for the time being in force;

“Applicable Law” means the laws, decrees regulations or any type of primary or secondary legislation which is at the time of this Agreement in force in the United Kingdom or in the Russian Federation, as the case may be;

“Business Day” means a day (not being a Saturday or a Sunday) on which banks generally are open for business in London and Moscow;

“Circular” means the circular as required under, inter alia, Rule 9 of the City Code as agreed by the Panel on Takeovers and Mergers, and to be sent by the Issuer to its shareholders in connection with the transactions hereby contemplated;

“City Code” means the City Code on Takeovers and Mergers;

“Co-Development Agreement” means the co-development agreement entered into between the Issuer, the Subscriber and Lipoxen Technologies Ltd on or around the date hereof;

“Co-Development Agreement Condition Precedent” shall have the meaning ascribed in Clause 2.1(B); ·

“Companies Act” means the Companies Act 2006;

“Completion” means completion of this Agreement as provided in Clause 6;

“Completion Date” means, unless the Parties shall otherwise agree:

(A) the first Business Day after Pre-Completion takes place; or

(B) as the context may require, the date on which Completion takes place;

“Conditions Precedent” means the Conditions Precedent set out in Clause 2;

“Conditions Precedent Date” means 30 September 2011 or such later date as the Parties may agree in writing for satisfaction of the Conditions Precedent;

“Consideration” has the meaning ascribed in Clause 5;

“Enabling Resolutions” shall have the meaning ascribed in Clause 2.1(D);

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or other interest or equity, security interest of any kind or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect, and “Encumbering” shall be construed accordingly;

“Escrow Deed” means the deed of adherence in relation to arrangements under the Purchase Agreement including, inter alia, certain of the consideration shares held in escrow, to be entered into on or around the date hereof;

“FDS Pharma” means the limited liability partnership “FDS Pharma LLP”, a legal entity incorporated and existing under the laws of England and Wales, with its registered office at: Hillbrow House, Hillbrow Road, Esher, Surrey, KTlO 9NW, United Kingdom, registration number LP005073;

[***]

“GM” shall have the meaning ascribed in Clause 2.5(A);

“GM Notice” means the notice to convene the GM included within the Circular;

“Group” means the Issuer and Lipoxen Technologies Ltd (and, where the context permits, each of them);

“Group IP Rights” means:

(A) all intellectual property assets and rights (together the “IP Rights”) in relation to (i) Histone; and (ii) the Polyxen Technology being owned, licensed or otherwise held or used by any Group entity; and

(B) all IP Rights owned, licensed or otherwise held or used by any Group entity and “Group IP” shall be construed accordingly, and for these purposes “intellectual property” means (i) patents; (ii) applications for patents; (iii) designs (registered or unregistered and including applications for registered designs); (iv) registered trade marks and applications for the registration of trade marks; (v) rights in know-how, trade secrets and confidential information; (vi) copyright, (vii) rights in inventions; (viii) rights in scientific, technical and manufacturing data; (ix) rights in plans, specifications and calculations; (x) unregistered trade marks; (xi) database rights; (xii) domain names; and (xiii) all corresponding, equivalent or comparable rights existing in any territory or jurisdiction outside the United Kingdom relating to the Group’s current or proposed business activities, as set out in the Co-Development Agreement;

“Histone” has the meaning given in the Co-Development Agreement;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Interim Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (i) Completion; or (ii) lapse or termination of this Agreement;

“Irrevocable Undertaking” means the irrevocable undertakings and the marketing agreement entered into by the Issuer’s Majority Shareholders with the Issuer in respect of, inter alia, their voting rights in relation to the Enabling Resolutions;

“Issuer’s Majority Shareholders” means: (i) Mr Genkin Dmitry Dmitrievich, citizen of the Russian Federation, [***] and (ii) Mr Igor Nikolaev, citizen of the Russian Federation, [***]

“Issuer’s Solicitors” means Pinsent Masons LLP of 30 Crown Place, London EC2A 4ES;

“Issuer’s Warranties” means the warranties set out in Schedule 2;

Lipoxen Technologies Ltd means a legal entity registered under the laws of England whose registered office is at London Bioscience Innovation Centre, 2 Royal College Street, London, NWl ONH, United Kingdom, company registration number 03401495;

“London Stock Exchange” means the London Stock Exchange plc;

“Ordinary Share” means an ordinary share of 0.5p each in the capital of the Issuer and “Ordinary Shares” shall be construed accordingly;

“Parties” means the parties to this Agreement;

“Patents” means all granted patents and applications for patents (whether owned by, or licensed to, any Group member) expressly referred to or identified in the Co-Development Agreement;

“Polyxen Technology” has the meaning given in the Co-Development Agreement;

“Pre-Completion” means Pre-Completion of this Agreement as provided in Clause 6;

“Pre-Completion Date” means the date falling at least three Business Days prior to the Completion Date or such other date for Pre-Completion as the Parties may agree in writing;

“Purchase Agreement” has the meaning given in Clause 2.1(C);

“Related Agreements” means the Co-Development Agreement, the Relationship Deed and any other agreement, document or instrument contemplated by the foregoing agreements or designated by the Parties m writing as a “Related Agreement”;

“Relationship Deed” means the agreement to regulate the relationship between the Subscriber and the Issuer in the agreed form;

“Resolutions Condition Precedent” shall have the meaning ascribed in Clause 2.l(D);

“RNS” has the meaning given to such term in the AIM Rules;

“Shareholder Register” means the register of the Issuer’s shareholders that exists under the laws of England and Wales;

“Share Registrar” means the company which maintains the Shareholder Register;

“Subscriber’s Solicitors” means White & Case LLP of 5 Old Broad Street, London EC2N lDW;

“Subscriber’s Warranties” means the warranties set out in Schedule 1;

“Subscription Price” means the price of 11p per new Ordinary Share;

“Subscription Shares” means 110,800,000 new Ordinary Shares;

“SymbioTec” means SymbioTec GmbH located at: Saarbriicken, Gennany, organized in accordance with certificate of acknowledgment No. UR 849/2008 of October 11, 1988 and existing under the laws of Germany;

“Warranties” means the Subscriber’s Warranties and the Issuer’s Warranties.

1.2 The expression “in the agreed terms” means in the form agreed between the Subscriber and the Issuer and signed for the purposes of identification by or on behalf of the Subscriber and the Issuer.

1.3 Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4 References to “include” or “including” are to be construed without limitation.

1.5 References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6 References to a “person” include any company, partnership, joint venture, firm, association, trust and any governmental or regulatory authority.

1.7 The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act.

1.8 The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9 Unless the context otherwise requires, words in the singular include the plural and vice versa, and a reference to any gender includes all other genders.

1.10 References to Clauses, paragraphs and Schedules are to Clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11 References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12 References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13 The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Issuer, consistent in all material respects (including nature and scope) with the prior practice of the Issuer and includes, for the avoidance of doubt, any actions taken or required to be taken by the Issuer in accordance with this Agreement or any other Related Agreement or as described in the Circular.

1.14 In this Agreement references to “US$” or “US Dollars” are references to the lawful currency for the time being of United States of America; references to “RUB” or “Roubles” are references to the lawful currency for the time being of the Russian Federation; and references to “£” or “pounds” are references to the lawful currency for the time being of the United Kingdom.

1.15 In this Agreement references to any time of day are to the time in London, England.

1.16 In the event of any discrepancy between the English and Russian translations of this Agreement, the English version shall prevail.

2. CONDITIONS PRECEDENT

2.1 The provisions of Clauses 4, 5 and 6 of this Agreement are conditional on the following having occurred on or before 2 p.m. (or such other time as the Parties may agree in writing) on the Conditions Precedent Date:

(A) the Irrevocable Undertaking having been executed by all Parties thereto such that it shall become unconditional in all respects automatically before or upon signing of this Agreement (the “Irrevocable Undertaking Condition Precedent”);

(B) the Issuer, Lipoxen Technologies Ltd and the Subscriber having executed the Co-Development Agreement such that it shall become unconditional in all respects automatically on Completion of this Agreement (the “Co-Development Agreement Condition Precedent”);

(C) completion of the purchase by the Issuer of the entire issued share capital of SymbioTec in accordance with the agreement with the vendors executed on or around the date hereof (the “Purchase Agreement”) (the “Transfer Condition Precedent”);

(D) the passing at a general meeting of the Issuer of all the resolutions set out in the GM Notice (the “Enabling Resolutions”) (the “Resolutions Condition Precedent”); and

(E) Admission of the Subscription Shares to trading on AIM (the “Admission Condition Precedent”); and

(F) the Issuer and the Subscriber having executed the Escrow Deed.

2.2 The Issuer shall use reasonable endeavours to procure the satisfaction of Admission Condition Precedent as soon as practicable and in any event not later than the latest time on the Conditions Precedent Date.

2.3 The Issuer shall use reasonable endeavours to procure that irrevocable undertakings to vote in favour of the resolutions required to effect the transactions contemplated by this Agreement are entered inter alia into by: (i) Baxter Healthcare SA, a company incorporated under Swiss law, having its registered address at Hertistr.28304 Wallisellen, Switzerland; (ii) Serum Institute of India Limited, a company incorporated under Indian law, registered: at S. No. 212/2, Off Soli Poonawalla Road, Hadapsar, Pune – 411 028, Maharashtra, India; and (iii) FDS Pharma with the Issuer such that they shall become unconditional in all respects before or upon completion of this Agreement.

2.4 Each Party shall keep the other fully informed of all progress and developments with regard to satisfaction of the Conditions Precedent for which it is responsible, and in any event shall notify the other Party in writing as soon as practicable after it becomes aware that the same or any of the Conditions Precedent have been satisfied or have become incapable of satisfaction and produce to the other Party such documentation as reasonably required to evidence such satisfaction or incapability of satisfaction.

2.5 Without limiting the foregoing, the Issuer undertakes in relation to the Resolutions Condition Precedent that:

(A) within two (2) Business Days of the date of this Agreement, subject to confirmation from the Panel on Takeovers and Mergers that it requires no further changes to the drafting of the Circular, it will procure the despatch to its shareholders of a circular substantially in the form of the Circular convening a general meeting of the Issuer (for the purposes, inter alia, of considering and, if applicable, passing the Enabling Resolutions) (the “GM”) not later than 22 August 2011 unless otherwise agreed by the Parties in writing;

(B) at the GM it will procure that the Enabling Resolutions shall be put to the meeting and, unless the same shall be passed on a show of hands, that a poll is demanded and given effect in respect thereof;

(C) that if the GM is adjourned, the date of any adjourned meeting shall be if practicable, subject to the following provision that it is held in sufficient time to enable satisfaction of the Conditions Precedent on or before the latest time provided in Clause 2.1 PROVIDED THAT no member of the Issuer’s Group nor any of the directors thereof shall be required to act in breach of their fiduciary duties to any member of the Issuer’s Group and/or its shareholders and/or creditors;

(D) it will not despatch any circular to its shareholders for the purposes of the foregoing without first providing the Subscriber with a reasonable opportunity to review and comment on the same, and it will give due consideration to all reasonable requirements of the Subscriber in relation to the contents thereof insofar as they relate to the matters contemplated by this Agreement or are matters for which the Subscriber or the directors of the Issuer must accept responsibility in accordance with the requirements of the London Stock Exchange, the Companies Act and any other applicable legislation including the City Code; and

(E) it will, on the day on which the Enabling Resolutions shall be passed (if applicable), provide the Subscriber’s Solicitors with a print thereof, duly certified by the company secretary or any director of the Issuer as having been duly passed.

2.6 The Resolutions Condition Precedent and the Admission Condition Precedent may only be waived if the Issuer and the Subscriber so agree in writing. The Irrevocable Undertaking Condition Precedent and the Co-Development Agreement Condition Precedent may only be waived if the Subscriber agrees in Co-writing Development Agreement.

2.7 If by the latest time on the Conditions Precedent Date prescribed in Clause 2.1 the Conditions Precedent have not been satisfied or, in accordance with Clause 2.6, waived by the applicable Parties, then either Party may serve written notice on the other Party terminating this Agreement, provided that the Issuer may only serve notice to terminate this Agreement where it is not in breach of its obligations under Clause 2.2 and/or Clause 2.3 of this Agreement.

2.8 In the event that either the Issuer or the Subscriber shall serve notice terminating this Agreement in accordance with Clause 2.7, then except for this Clause 2.8, Clause 1, Clause 9, Clause 12, Clause 13, Clause 14 and Clause 16, all of the provisions of this Agreement shall lapse and cease to have effect. This shall not affect any accrued rights or liabilities of either the Issuer or the Subscriber in respect of damages for non performance or other breach of any obligation under this Agreement falling due for performance prior to such lapse and/or cessation.

3. INTERIM PERIOD

During the Interim Period the Issuer undertakes to conduct its businesses and to procure that Lipoxen Technologies Ltd conducts its business in the ordinary course.

4. SUBSCRIPTION

4.1 Subject to Clause 2, and to receipt of consideration for the Subscription Shares in cleared funds by the Issuer from the Subscriber, the Issuer hereby agrees to issue and allot and the Subscriber hereby agrees to subscribe for the Subscription Shares.

4.2 The Subscription Shares shall be credited as fully paid up at Completion.

4.3 Any allotment of Subscription Shares shall be conditional on the same being Admitted. If such condition shall not be capable of satisfaction because of the failure of the London Stock Exchange to agree to Admission of such Subscription Shares at a date which is practicable prior to the due date for such allotment, then Completion and such allotment shall be postponed to the first Business Day after the first practicable date for the holding of a meeting of the London Stock Exchange at which it agrees to the Admission of such Subscription Shares.

4.4 The Subscription Shares will not rank for any dividends or other distributions declared, paid or made on the ordinary share capital of the Issuer by reference to a record date prior to the Completion Date but, subject thereto, will rank pari passu in all other respects with the ordinary share capital of the Issuer then in issue.

4.5 The Issuer shall not consolidate or sub-divide its ordinary share capital or make any issue by way of capitalisation or rights to holders of its Ordinary Shares prior to the date of the allotment of any Subscription Shares or the lapse or termination of this Agreement.

4.6 Nothing in this Agreement shall oblige the Issuer to issue and allot, or the Subscriber to subscribe, any of the Subscription Shares or otherwise complete this Agreement unless the subscription of all of the Subscription Shares by the Subscriber is completed simultaneously.

5. CONSIDERATION

The consideration for the Subscription Shares shall comprise the Subscription Price in relation to each Subscription Share.

6. SIGNING, PRE-COMPLETION AND COMPLETION

6.1 On or prior to the execution of this Agreement, a meeting of the board of directors of the Issuer will have been held, at which the board, inter alia:

(A) approved the entry into this Agreement, the Co-Development Agreement, the Irrevocable Undertaking, the Relationship Deed, the Purchase Agreement, the Escrow Deed and the Announcement;

(B) approved the Circular and resolved to call a GM to consider and, if thought fit, pass the Enabling Resolutions; and

(C) conditionally only upon Completion:

(1) allotted and resolved to issue the Subscription Shares to the Subscriber in accordance with Clause 4: and

(2) resolved to register the Subscription Shares in the name of the Subscriber.

6.2 Immediately following the execution of this Agreement (and in any event within five (5) Business Days of execution):

(A) the Subscriber will deliver to the Issuer three (3) originals of the Co-Development Agreement, each duly executed by the Subscriber;

(B) the Issuer will deliver to the Subscriber:

(1) three (3) originals of the Co-Development Agreement each duly executed by the Issuer and Lipoxen Technologies Ltd; and

(2) a certified copy of Irrevocable Undertaking duly executed by the Issuer’s Majority Shareholders.

6.3 Subject to Clause 2, unless otherwise agreed by the Parties, Pre-Completion shall take place at the offices of the Issuer’s Solicitors on or before 2.00 p.m. on the Pre-Completion Date and Completion shall take place as provided in Clause 6.9.

6.4 [***]

(A) the Subscriber shall deliver to the Issuer:

(1) two (2) originals of the Relationship Deed each duly executed by the Subscriber;

(2) two (2) originals of the Escrow Deed duly executed by the Subscriber;

(3) an application for the Subscription Shares in the form set out in Schedule 3;

(4) a certified copy of the resolution of the relevant decision-making body of the Subscriber approving, to the extent required by Applicable Law:

(a) completion of the subscription of the Subscription Shares; and

(b) the entry into the Related Agreements to which the Subscriber is a Party; and

(B) the Issuer shall:

(1) deliver to the Subscriber’s Solicitors a certified copy of the Enabling Resolutions passed at the GM;

(2) submit to the London Stock Exchange a completed application in accordance with Rule 29 of the AIM Rules; and

(3) deliver to the Subscriber’s Solicitors two (2) originals of the Escrow Deed executed by the Issuer.

6.5 Once Pre-Completion has taken place in accordance with the terms set out in Clauses 6.3 and 6.4, Completion hereof shall be conditional only upon Admission occurring before I 0.00 a.m. on the third Business Day following the Pre-Completion Date taking into account the requirements of Rule 29 of the AIM Rules or such other date as may be agreed by the Pmties.

6.6 With effect from Completion the Subscriber shall have the right to appoint two (2) non-executive directors to the board of the Issuer in accordance with the terms of the Relationship Deed. For the avoidance of doubt, such directors shall not be entitled to any remuneration in respect of their role.

6.7 Within three (3) Business Days of Admission, the Issuer shall deliver to the Subscriber’s Solicitors a certificate in respect of the Subscription Shares.

6.8 Any documents delivered under Clause 6.4 in anticipation of Completion shall (if not already dated) be delivered undated and shall remain the absolute property of and shall be held strictly to the order of the delivering or paying Party until Completion shall take place as provided in Clause 6.5, and shall be held by the recipient in accordance with the terms of this Clause 6.8 and Clause 6.10.

6.9 Completion shall take place automatically upon Admission. All deeds, agreements and documents delivered under Clause 6.4 shall thereupon be deemed to have come into effect and shall become the absolute property of the Parties entitled thereto (being the Parties to whose solicitors or agents the relevant deeds agreements documents were delivered) and shall all be dated with the date of the Completion Date, and shall become unconditional in all respects save in respect of conditions in this Agreement.

6.10 If Admission shall not become effective by the latest time mentioned in Clause 6.5 and the Parties do not before that He time agree to extend the latest time for Completion (in which event the provisions of Clauses 6.7 to 6.11 (inclusive) shall apply to Completion as so deferred), this Agreement (save for this Clause 6.10 and Clause 6.11) and any allotments, agreements or documents effected or executed pursuant hereto, shall as between the Parties be deemed to be of no effect (save in the case of this Agreement as regards any antecedent breach of any obligations hereunder and in respect of this Clause 6.10 and Clause 1, Clause 9, Clause 12, Clause 13, Clause 14 and Clause 16 which shall continue in full force and effect) and the Parties shall redeliver or procure the redelivery to relevant Parties all documents, agreements, papers and other items delivered by such other Patties pursuant hereto or in anticipation of Completion hereof.

6.11 The Parties shall procure that their respective solicitors or other agents shall duly retain and deal with all deeds, documents and agreements delivered to them in accordance with the provisions of this Clause 6.

6.12 If on the Completion Date either Party shall fail to comply in any material respect with its obligations under this Clause 6 (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may (provided that such Non-Defaulting Party is in compliance with its obligations under this Clause 6) by notice in writing to the Defaulting Party (i) defer Completion to a day not more than twenty eight (28) days following the Completion Date (and the provisions of this Clause shall apply to Completion as so deferred; or (ii) proceed to Completion so far as practicable but without prejudice to the rights of the Non-Defaulting Party hereunder or otherwise.

7. WARRANTIES

7.1 The Subscriber hereby warrants to the Issuer (for the benefit of the Issuer and its successors in title) in the terms of the Subscriber’s Warranties (set out in Schedule 1).

7.2 The Issuer hereby warrants to the Subscriber (for the benefit of the Subscriber and its successors in title) in terms of the Issuer’s Warranties (set out in Schedule 2).

7.3 The Warranties shall be deemed repeated immediately before Completion with reference to the then existing facts and circumstances.

7.4 Each of the Warranties is given independently from and shall not be limited by reference to any other warranty contained therein or anything else in this Agreement or any other agreement or document referred to herein.

7.5 Save as necessary to give effect to the express terms of this Agreement the Issuer shall not do, allow or procure before Completion anything which is or might cause, constitute or result in a breach of any of the Issuer’s Warranties as repeated immediately prior to Completion.

7.6 The Issuer shall without delay disclose to the Subscriber in writing any matter or thing which may arise or become known to it after the date thereof (whether or not prior to Completion) which is or could be a breach of, inconsistent with or may render inaccurate or misleading any of the Issuer’s Warranties as given on exchange hereof and/or immediately prior to Completion provided that where the Issuer is obliged to make an announcement in respect of such matters under Rule 9, Rule 10 or Rule 11 of the AIM Rules, the Issuer shall upon or immediately after making such announcement disclose such matter to the Subscriber in accordance with this sub-Clause.

8. LIMITATIONS ON LIABILITY

[***]

8.2 No claim for breach of the Issuer’s Warranties shall be made by the Subscriber:

(A) [***]

[***]

8.3 No claim for breach of the Issuer’s Warranties shall be made unless the claim has been notified in writing to the Issuer on or before the first anniversary of Completion.

8.4 The Issuer shall have no liability whatsoever in respect of a claim for breach of the Issuer’s Warranties to the extent that the fact, matter or circumstance giving rise to the claim:

(A) is a matter of public record or available within the public domain;

(B) is published information relating to the Issuer available to the Subscriber;

(C) is disclosed in the audited annual accounts of the Issuer;

(D) is disclosed in any announcement of the Issuer; or

(E) was actually known by the Subscriber as at the date of this Agreement:

8.5 If the Subscriber becomes aware of any claim, decision, action or demand against it by a third party which appears likely to give rise to a claim for breach of the Issuer’s Warranties (a “Third Party Claim”) the following provisions shall apply;

(A) the Subscriber shall as soon as is reasonably practical give written notice of the Third Party Claim to the Issuer;

(B) the Subscriber shall not make any admission of liability, agreement, settlement or compromise to or with any person in relation to the Third Party Claim without the prior written agreement of the Issuer; and

(C) the Subscriber shall take such action as the Issuer may reasonably request to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim,

and provided that: (i) no Third Party Claim shall be settled or compromised by the Subscriber without the consent of the Issuer; (ii) the Subscriber shall not be required to take any action under this provision unless it is indemnified to its satisfaction by the Issuer in relation to reasonable costs that it may incur in so doing; and (iii) there is no material reputational damage or material risk to its reputation in taking or avoiding to take any action in connection with such Third Party Claim.

8.6 Any disclosures made by the Issuer are to be taken as relating to each of the Issuer’s Warranties in this Agreement generally.

8.7 Except in the case of a fraudulent misrepresentation, no Party shall in relation to the issue of the Subscription Shares under this Agreement be liable in respect of any representations or warranties or similar assurances which are not contained and expressly given or assumed by them in this Agreement or any agreement or document entered into pursuant hereto or referred to herein.

9. ENFORCEABILITY AND SEVERABILITY

Each of the agreements, undertakings, covenants, warranties and other obligations of the Parties entered into pursuant hereto (including without limitation under Clause 8) is considered reasonable by the Parties but in the event that any provision or part thereof shall be held void, unenforceable or in conflict with the law of any state or jurisdiction, it shall be severed from this other document in which it is contained, or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only. The enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

10. FURTHER ASSURANCE AND LOCK IN

10.1 The Issuer hereby agrees for no additional consideration or payment to carry out, execute and deliver any such further acts documents and things as the Subscriber may reasonably require to vest in the Subscriber the legal and beneficial ownership of the Subscription Shares free from all charges, liens or other adverse interests and to vest the benefit of this Agreement in the Subscriber.

10.2 The Subscriber hereby undertakes with the Issuer in respect of:

(A) the Subscription Shares allotted and issued to it pursuant to this Agreement;

(B) the FDS Pharma Shares;

(C) any other Ordinary Shares which may be acquired by the Subscriber during the twenty four (24) months from the date of Completion; and

(D) all other Ordinary Shares into which the shares referred to in Clause 10.2(A), Clause 10.2(B) or Clause 10.2(C) above are sub-divided or converted, or issued by way of bonus issue or otherwise derived from the same (whether by way of consolidation, sub-division, capitalisation, rights issue or otherwise),

(together in the “Lock-in Shares”) that it will retain absolute legal and beneficial title to its holding of such Lock-in Shares free from Encumbrances for twenty four (24) months from the date of Completion (the :Lock Up Period”) and shall not during the Lock Up Period.

(E) offer, dispose or or agree to offer or dispose of, directly or indirectly, any such Lock-in Shares or any legal or beneficial interest in any such Lock-in Shares, or

(F) enter into or agree to enter into any derivative transaction of any type whatsoever (including without limitation, any swap, contract for differences, option, warrant, convertible securities or futures transaction to any such Lock-in Shares.

Whether such transaction is settled by delivery of such Lock-in Shares or other securities, in cash or otherwise and, for the purpose of maintaining an orderly market in the Issuer’s shares, the Subscriber shall not for a further twenty four (24) months thereafter make any such disposal or arrangement in relation to any Lock-in Shares or enter into any such transaction of the type referred to in Clause 10.2(E) or Clause 10.2(F) except through the Issuer’s corporate brokers or financial advisors from time to time unless the Issuer consents in writing that the disposal may be effected otherwise that through such brokers, such consent not to be unreasonably withheld.

For the purpose of Clause 10.2, “dispose” includes mortgaging, pledging, charging, lending, assigning, selling, transferring or otherwise disposing of the relevant securities or agreeing to dispose of any relevant securities or otherwise Encumbering the relevant securities.

The provisions of this Clause 10.2 shall not apply in respect of:

(i) the acceptance of any general offer made to all holders of Ordinary Shares made in accordance with applicable takeover regulations (if any) or equivalent provisions contained in the articles of association of the Issuer on terms which treat all such holders alike (a “General Offer”);

(ii) the execution and delivery of an irrevocable commitment or undertaking to accept a General Offer;

(iii) the implementation of any scheme of arrangement of the Issuer to give effect to a General Offer; or

(iv) any disposal to any Group Company as part of an internal reorganisation of the Group.

11. SURVIVAL OF AGREEMENT

This Agreement (and in particular the warranties, covenants, agreements and undertakings of the Subscriber hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

12. COSTS

Save as expressly otherwise provided herein, each Party shall pay its own costs and expenses in connection with the preparation and execution of this Agreement.

13. ANNOUNCEMENTS

Save in respect of statutory returns or matters required to be disclosed by law or regulation or to the London Stock Exchange or to the Panel on Takeovers and Mergers or to other governmental or regulatory authorities, none of the Parties shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement, in the case of the Subscriber by the Issuer or, in the case of the Issuer, by the Subscriber’s Solicitors. Where any statement or announcement is required to be made by law or regulation, the Party required to make such announcement shall, where lawful and reasonably practicable to do so, consult with the other Party and take into account its reasonable comments in connection with the substance of the announcement.

14. NOTICES

14.1 Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by reputable international courier to the address provided in Clause 4.3 (with a copy to the fax number), and marked for the attention of the person specified in that Clause.

14.2 A Notice shall be deemed to have been received:

(A) at the time of delivery if delivered personally; or

(B) five (5) Business Days after the time and date of despatch if sent by reputable international courier,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 14.2 are to local time in the country of the addressee.

14.3 The addresses and fax numbers for service of Notice are:

Issuer:

Name:	Lipoxen Plc

Address:	18 Pall Mall, 2nd Floor, London SWIY 5LU

For the attention of:	Scott Maguire, Chief Executive Officer

[***]	[***]

Subscriber:

Name:	Limited Liability Company “SynBio”

Address:	119333, Russian Federation, Moscow, Leninsky Avenue, 55/1, bldg. 2

For the attention of:	P.V. Kruglyakov

[***]	[***]

14.4 A Party shall notify the other Party of any change to its details in Clause 14.3 in accordance with the provisions of this Clause 14, provided that such notification shall only be effective on the later of (i) the date specified in the notification; and (ii) five (5) Business Days after deemed receipt.

15. ENTIRE AGREEMENT

15.l This Agreement, together with the Related Documents and any other documents referred to in this Agreement or any Related Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the subscription of the Subscription Shares and, for the avoidance of any doubt, supersedes and extinguishes the heads of terms entered into between the Issuer and the Subscriber which shall cease to have any further force or effect.

15.2 Each Party confirms that it has not entered into this Agreement or any other Related Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Related Document.

16. GOVERNING LAW AND ARBITRATION

16.1 This Agreement including any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English Law.

16.2 Any dispute, controversy or claim arising out of, or in connection with, this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Clause 16.2, shall be finally resolved by arbitration in London conducted in English under the Rules of Arbitration of the ICC by three (3) arbitrators. Each Party shall nominate one (1) arbitrator and, the third arbitrator, who will act as chairman, shall be nominated by the two (2) Party-nominated arbitrators.

16.3 A Party may apply to the English courts (but not, for the avoidance of doubt, any other courts) for interim relief and/or conservatory measures (an “Interim Relief Application”) and any such Interim Relief Application shall not be deemed to be incompatible with, or a waiver of, the arbitration agreement.

16.4 For the purposes of Clause 163, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of England.

16.5 Where disputes arise out of or in connection with this Agreement or any Related Agreement which, in the reasonable opinion of the first panel of arbitrators to be appointed in any of the disputes (the “First Panel”), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted). If the First Panel so orders, the Parties to each dispute which is a subject of their order shall be treated as having consented to that dispute being finally decided:

(A) by the First Panel unless the ICC Court decides that such panel would not be suitable; and

(B) in accordance with the procedure specified in the contract pursuant to which the First Panel was appointed, unless otherwise agreed by all Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.

17. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

17.1 The Parties agree and acknowledge that:

(A) nothing in this Agreement is intended to benefit any person who is not a Party to it (a “Non-Party”) and accordingly no Non-Party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement; and

(B) the consent of any Non-Party shall not be required for any amendment to or termination of this Agreement.

17.2 The provisions of Clause 17.2 do not affect any right or remedy of a third party which exists or is available otherwise than by operation of the Contracts (Rights of Third Parties) Act 1999.

18. COUNTERPART

This Agreement may be executed in counterparts and shall be effective when each Party has executed a counterpart. Each counterpart shall constitute an original of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed in London, the United Kingdom as a deed of each of the Parties on the day and year first before written

SCHEDULE 1

(Subscriber’s Warranties)

I. AUTHORITY, CAPACITY AND ENFORCEABILITY

1.1 Incorporation. The Subscriber is duly incorporated, organised and validly existing under the laws of the Russian Federation.

1.2 Power and authority. The Subscriber has the legal right, full power and authority and legal capacity to execute and deliver, and to exercise its rights and to perform its obligations under, this Agreement and all other documents which are executed by it as envisaged by this Agreement.

1.3 Legal validity. This Agreement and any other documents or Related Agreements to be executed by the Subscriber in connection with this Agreement constitute and will, when executed , constitute valid and binding agreements in relation to the Subscriber enforceable against it in accordance with their respective terms. This Agreement and the transactions contemplated herein are in compliance with Applicable Law.

1.4 Approvals. The Subscriber has obtained or satisfied all relevant corporate, regulatory and other approvals, or any other conditions, necessary to execute, deliver and perform its obligations under this Agreement and all other documents which are executed by it as envisaged by this Agreement.

1.5 No conflict. The execution, delivery and performance of this Agreement and any other documents to be executed by the Subscriber have been duly and validly authorised and will not conflict with or constitute a breach of any law, regulation, agreement or comt order applicable to the Subscriber and in force at the date this Agreement is signed in a way that would adversely affect the Subscriber’s ability to perform its obligations under this Agreement or such document in any material respect.

1.6 FSMA. The Subscriber is a person who falls within Articles 19 or 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and the Subscriber is purchasing the Subscription Shares for investment only and not for resale or distribution.

1.7 Securities Restrictions. The Subscriber is not resident in the United States, Canada, Japan, the Republic of Ireland, the Republic of South Africa or Australia or in any other territory in which it is unlawful to subscribe for the Subscription Shares and it will not offer, sell or deliver directly or indirectly any of the Subscription Shares in the United Shares, Canada, Japan, the Republic of Ireland, the Republic of South Africa or Australia or to or for the benefit of any persons who are resident or to any person purchasing such shares for re-offer or sale of transfer in such jurisdictions.

2. INSOLVENCY

2.1 Order or resolution. No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of the Subscriber and so far as the Subscriber is aware there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any applicable jurisdiction concerning the Subscriber.

2.2 Proceedings. No petition has been presented or other proceedings commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to the Subscriber, nor has any such order been made.

2.3 Administrator. So far as the Subscriber is aware, no receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any applicable jurisdiction in respect of the whole or any part of business or assets of the Subscriber.

2.4 Insolvent. The Subscriber is not insolvent or unable to pay, or capable of being deemed unable to pay in accordance with any Applicable Law, its debts as they fall due.

SCHEDULE 2

(Issuer’s Warranties)

1. AUTHORITY, CAPACITY AND ENFORCEABILITY

1.1 Incorporation. The Issuer is duly incorporated, organised and validly existing under the laws of England and Wales.

1.2 Power and authority. The Issuer has the legal right and power, authority and legal, a capacity to execute and deliver, and to exercise its rights and to perform its obligations under, this Agreement, the Related Agreements and all other documents which are executed by it as envisaged by this Agreement and/or the Related Agreements, and the directors will have, subject to satisfaction of the Resolutions Precedent, sufficient authority under Section 551 of the Companies Act to issue and allot the Subscription Shares.

1.3 Legal validity. This Agreement, the Related Agreements and any other documents to be executed by the Issuer in connection with this Agreement and the Related Agreements constitute and will, when executed, constitute valid and binding agreements in relation to the Issuer in accordance with their respective terms. This Agreement, the Related Agreements and the transactions contemplated herein are in compliance with Applicable Law.

1.4 Approvals. The Issuer has obtained or will obtain upon satisfaction of the Resolutions Condition Precedent or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, deliver and perform its obligations under this Agreement, the Related Agreements and all other documents which are executed by it as envisaged by this Agreement.

1.5 No conflict. The execution, delivery and performance of this Agreement and the Related Agreements by the Issuer has been duly and validly authorised and will not conflict with or constitute a breach of any law, regulation, agreement or court order applicable to the Issuer and in force at the date of this Agreement is signed in a way that would adversely affect the Issuer’s ability to perform its obligations under this Agreement and the Related Agreements in any material respect.

2. ISSUER’S GROUP

2.1 The Issuer is a public company limited by shares.

2.2 As at the date of this Agreement, the Issuer’s entire issued share capital comprises 177,432,255 Ordinary Shares, before the issue of the Subscription Shares.

2.3 At the date of this Agreement and at Completion:

(A) the Subscription Shares will on issue be credited as fully paid (subject to receipt of payment thereon) free from any and all pre-emptive rights, options, rights to acquire, mortgages, charges, pledges, liens or other form of security or encumbrance or equity on, over or affecting them and will have the same rights as, and rank pari passu in all respects with, the existing Ordinary Shares of the Issuer and will rank in full for all dividends and other distributions declared, made or paid on the Subscription Shares after the date of issue;

(B) the issue of the Subscription Shares will comply with all agreements to which the Issuer is a party or by which it or any of its properties or assets is bound and will not infringe any restrictions or the terms of any contract, obligation or commitment of the Issuer;

(C) at Completion the Issuer and its directors will have power to allot and issue the Subscription Shares in the manner contemplated by this Agreement without any sanction or consent by members of the Issuer or any class of them and there will be no consents or approvals required by the Issuer for the allotment and issue of the Subscription Shares which have not been irrevocably and unconditionally obtained;

(D) the allotment of the Subscription Shares will comply with the Companies Act, the Financial Services and Markets Act 2000 (as amended) and the AIM Rules, the City Code and all other relevant laws and regulations of the United Kingdom;

2.4 The issued shares in Lipoxen Technologies Ltd have been issued in proper legal form and are fully paid or credited as fully paid.

2.5 The issued shares in Lipoxen Technologies Ltd are legally and beneficially owned by the Issuer free from all Encumbrances.

3. COMPLIANCE WITH LAWS

3.1 The Issuer has complied in all material respects with all material applicable laws and provisions, in particular, the provisions of the Companies Act and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Issuer to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered within the requisite time limits.

3.2 The Issuer has complied in all material respects with the provisions of the AIM Rules.

3.3 Neither the Issuer nor any person for whom it is vicariously responsible has committed any material breach of or failed materially to perform or observe any provision of its Memorandum or Articles of Association or of any legislation in any part of the world or any covenant or agreement or the terms or conditions of any consent or licence or any judgment or order of a Court or other competent tribunal or authority by which the Issuer is bound or to which it is a party or which affects any of its assets.

4. RNS ANNOUNCEMENTS

The Issuer has made all announcements required by and in accordance with all applicable laws, including the AIM Rules. Each such announcement and all statements contained therein (other than expressions of opinion, intention or expectation of the directors of the Issuer) were true and accurate in all material respects, not misleading in any material respect and all expressions of opinion, intention or expectation of the directors of the Issuer contained therein were made on reasonable grounds and were truly and honestly held by the directors of the Issuer and were fairly based.

5. INSOLVENCY

5.1 No order has been made or resolution passed for the winding up of the Issuer and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up the Issuer and no voluntary arrangement has been proposed. The Issuer has not become subject to any analogous proceedings or arrangements under the laws of any applicable jurisdiction.

5.2 No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of the Issuer or all or any of its assets and no steps have been taken to initiate any such appointment. No analogous appointments have been made or, so far as the Issuer is aware, been initiated under the laws of any applicable jurisdiction.

5.3 The Issuer has not received any notice relating to, nor is it or could it be deemed unable to pay its debts for the purpose of section 123 of the Insolvency Act 1986.

6. NO MATERIAL CHANGE

6.1 Since. the Accounting Date and save as further described in the Circular or in any RNS announcement of the Issuer:

(A) the business of the Issuer and Lipoxen Technologies Ltd has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no material adverse change in the financial position or trading or prospects of the Issuer;

(B) the Issuer has not made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of its trading and for full value;

(C) the Issuer has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of business; and

(D) no distribution of capital or income has been declared or paid in respect of any share capital or assets of the Issuer.

6.2 Since the Accounting Date the business of the Issuer or Lipoxen Technologies Ltd has not been materially or adversely affected by the loss of any important customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent, and the Issuer is not aware of any facts likely to give rise to any such effect whether before or after Completion.

7. INTELLECTUAL PROPERTY

7.1 The Issuer (together with Lipoxen Technologies Ltd) owns all Group IP Rights.

[***]

7.3 Save for [***] so far as the Issuer is actually aware:

(A) there has been no act or omission by any Group member or any person acting on its behalf which will, or could reasonably be expected to, give rise to any material Group IP Rights being or becoming invalid or unenforceable;

(B) there has not occurred any act, omission or event which would entitle any regulatory authority or other person to cancel, forfeit or modify any material Group IP Rights;

(C) no person has made any claim adverse to the Group’s continuing enjoyment of any material Group IP Rights;

(D) there is, and has been, no actual or threatened infringement (including misuse of confidential information), or any event likely to constitute infringement, by any third party of any material Group IP Rights;

(E) each agreement under which any Group member is authorised to use or exploit any material Group IP Rights is in full force and effect;

(F) no event has occurred or is about to occur which would or could entitle any third party to terminate any such agreement prematurely; and

(G) the carrying on of the Group’s current and proposed activities as described has not, and will not, result in any material claim by any third party that any Group member or any licensee of any Group member has infringed or will infringe any patent or other intellectual property right.

7.4 No Group member has granted, nor is obliged to grant, any licence under or in relation to any material Group IP Rights to any person.

8. PATENTS

8.1 Each material Patent is a valid and subsisting granted patent and is not the subject of any material claim or proceedings which could result in it being invalidated, revoked or restricted in scope. The Issuer is not actually aware of any reason why any such claim or proceedings may be brought in the future.

8.2 The Issuer is not actually aware of any reason why any material Patent that is an application will fail to result in the grant of a patent with no material reduction in the scope applied for in any country.

SCHEDULE 3

(Form of Application for Subscription Shares)

To:	The Directors

[Issuer]

From:	[Subscriber]

[—] 2011

Dear Sirs,

Re:	Subscription for Ordinary Shares in the Capital of [—] (“the Issuer”)

We write with reference to the Subscription Agreement dated [—] 2011 between the Issuer and ourselves relating to ordinary shares of 0.5p in the capital of the Issuer (the “Subscription Agreement”).

Terms set out in the Subscription Agreement shall have the same meaning in this Form of Application.

In accordance with Clause 6.4(A) of the Subscription Agreement, we hereby subscribe for [—] new Ordinary Shares of 0.5p each in the capital of the Issuer at the Subscription Price.

Yours faithfully,

For and on behalf of

[Subscriber]

EXECUTED and DELIVERED as a Deed	)

by LIPOXEN PLC	)

acting by:	)

Director

Director/~~Secretary~~

EXECUTED and DELIVERED as a Deed	)

by SYNBIO LLC	)

acting by:	)

General Director

[Affix Corporate Seal of the Subscriber]

EXECUTED and DELIVERED as a Deed	)

by LIPOXEN PLC	)

acting by:	)

Director

Director/Secretary

EXECUTED and DELIVERED as a Deed	)

by SYNBIO LLC	)

acting by:	)

General Director

[Affix Corporate Seal of the Subscriber]

EXECUTED and DELIVERED as a Deed	)

by LIPOXEN PLC

acting by:	)

Director

Director/~~Secretary~~

EXECUTED and DELIVERED as a Deed	)

by SYNBIO LLC	)

acting by:	)
General Director

[Affix Corporate Seal of the Subscriber]